Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine
Chief Financial Officer
847-214-4509

Frank Pellegrino
Sr. Vice President, Finance and Corporate Controller
847-214-4138

FOR IMMEDIATE RELEASE

WEDNESDAY, AUGUST 23, 2017

Fiscal Year 2017 Diluted EPS Increased by 18.3% to a Record $3.17 per Share

Quarterly Comparison Overview:		Annual Comparison Overview:
–	Net sales decreased by 12.9%	–	Net sales decreased by 11.1%
–	Sales volume decreased by 9.0%	–	Sales volume decreased by 3.7%
–	Gross profit margin increased by 220 basis points to 16.7%	–	Gross profit margin increased by 240 basis points to 16.8%
–	Net income decreased by 7.6%	–	Net income increased by 18.9%

Elgin, IL, August 23, 2017 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (hereinafter the “Company”) today announced operating results for both its fiscal 2017 fourth quarter and fiscal year ended June 29, 2017. Net income for the fourth quarter of fiscal 2017 was $6.7 million, or $0.59 per share diluted, compared to net income of $7.3 million, or $0.64 per share diluted, for the fourth quarter of fiscal 2016. Net income for fiscal 2017 was $36.1 million compared to net income of $30.4 million for fiscal 2016. Diluted earnings per share for fiscal 2017 was $3.17 compared to $2.68 for fiscal 2016. Last year’s fourth quarter and fiscal year contained an additional week compared to the same periods in fiscal 2017.

Fiscal 2017 fourth quarter net sales decreased by 12.9% to $201.6 million from net sales of $231.5 million for the fourth quarter of fiscal 2016, primarily due to a 9.0% decrease in sales volume, which is defined as pounds sold to customers. The sales volume decline was primarily attributable to the additional week in last year’s fourth quarter. Sales volume declined in the commercial ingredients distribution channel due to the loss of a bulk almond butter customer in the second quarter of fiscal 2017 and a decline in bulk walnut sales as a result of lower walnut inventories. Sales volume increased in the contract packaging distribution channel from distribution gains and product line expansions implemented by several of our existing customers in this channel. Sales volume declined in the consumer distribution channel mainly due to a decline in sales of Fisher recipe nuts, which was offset in part by increased sales of private brand trail mixes.

Before considering the impact on sales volume from the additional week in last year’s fourth quarter, sales volume for our branded products in the consumer distribution channel changed as follows:

Fisher recipe nuts	(19.5)%
Fisher snack nuts	0.1%
Orchard Valley Harvest and Sunshine Country produce products	6.3%

Fisher recipe nut sales volume declined primarily due to ongoing inventory reduction initiatives at one customer. Sales volume for Fisher snack nuts was relatively unchanged as volume declines for inshell peanuts at one customer were offset by volume growth in other Fisher snack nut items. The sales volume increase for our Orchard Valley Harvest and Sunshine Country produce brands was generated by a 13.1% increase in sales volume in our Orchard Valley Harvest produce products, which mainly resulted from increasing unit count in multi-pack items and distribution gains with new and existing customers.

Fiscal 2017 net sales decreased by 11.1% to $846.6 million from $952.1 million for fiscal 2016 mainly due to a 7.6% decrease in the weighted average sales price per pound due to lower selling prices for almonds and walnuts and a 3.7% decrease in sales volume. Approximately half of the sales volume decline was attributable to the additional week in last year’s fourth quarter. The remainder of the sales volume decline occurred in the commercial ingredients distribution channel for the reasons cited in the quarterly comparison. Sales volume increased slightly in the consumer distribution channel from increased sales of Fisher recipe nuts and Orchard Valley Harvest produce products. The increase in sales volume in the contract packaging distribution channel occurred for the same reasons that were noted in the quarterly comparison.

Gross profit was $33.6 million in the fourth quarter of fiscal 2017 and was relatively unchanged in comparison to gross profit in the fourth quarter of fiscal 2016. Gross profit margin increased to 16.7% of net sales in the fourth quarter of fiscal 2017 from 14.5% for the fourth quarter of fiscal 2016. The increase in gross profit margin was due primarily to lower acquisition costs for almonds.

Gross profit increased by 3.2% to $141.9 million in fiscal 2017 from $137.5 million in fiscal 2016. Gross profit margin increased to 16.8% of net sales for fiscal 2017 from 14.4% for fiscal 2016. The increases in gross profit and gross profit margin were also due primarily to lower acquisition costs for almonds and improved alignment of selling prices and acquisition costs for pecans and walnuts.

Total operating expenses increased by $0.8 million, and total operating expenses, as a percentage of net sales, increased to 10.9% from 9.2% in the quarterly comparison. The increase in total operating expenses in the quarterly comparison resulted from two litigation settlements that resulted in a net expense of approximately $0.8 million. Total operating expenses decreased by $2.6 million, and total operating expenses, as a percentage of net sales, increased to 9.9% from 9.0% in the fiscal year comparison as a result of a lower net sales base. The decrease in total operating expenses was due to reductions in compensation, broker commission, product sampling and advertising expenses that were partially offset by increased shipping expenses and the litigation settlements noted in the quarterly comparison.

Interest expense for the fourth quarter of fiscal 2017 declined to $0.8 million from $0.9 million for the fourth quarter of fiscal 2016 due to lower borrowing levels. Interest expense declined to $2.9 million for fiscal 2017 from $3.5 million for fiscal 2016. The decline in interest expense in the fiscal year comparison was primarily attributable to lower debt levels during the first half of fiscal 2017.

The value of total inventories on hand at the end of the current fourth quarter increased by $25.8 million, or 16.5%, when compared to the value of total inventories on hand at the end of the fourth quarter of fiscal 2016. The increase in the value of total inventories was primarily due to higher quantities of pecans, almonds and peanuts combined with higher acquisition costs for pecans and peanuts. Increased quantities of finished goods and work-in-process inventories also contributed to the increase in the total value of inventories in the quarterly comparison. Mainly as a result of increased acquisition costs for peanuts and all major tree nuts except almonds, the weighted average cost per pound of raw nut and dried fruit input stocks on hand at the end of the current fourth quarter increased by 5.5% compared to the weighted average cost per pound of input stocks on hand at the end of last year’s fourth quarter.

“We reported another record year in respect to net income despite the loss of a significant almond butter customer in our commercial ingredients channel. We could not have overcome these challenges without the efforts of our employees to replace this lost sales volume with growth in our consumer and contract packaging channels,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “For the quarter, we equaled last year’s fourth quarter gross profit due to significant growth for private brand trail mixes, continued growth for our Orchard Valley Harvest brand, another strong quarter in contract packaging and gross margin expansion,” Mr. Sanfilippo added. “Though Fisher recipe nut sales volume was down significantly in the current fourth quarter, the brand continued to outperform the recipe nut category at retail with our pounds up by 12%, while total category pounds rose by 8% according to IRi market data. Sales volume for our Fisher recipe nut brand was again impacted unfavorably as one customer continued its efforts to reduce its inventories of larger size walnut and pecan items in the fourth quarter. We anticipate that this inventory reduction initiative should be completed in the latter part of our first quarter of fiscal 2018 when consumers return to purchasing larger size packages of pecans and walnuts for the fall season. Fisher snack nuts also had a strong quarter at retail with pounds up by 11%, while the total category pounds fell by 1%. Our Orchard Valley Harvest brand continues to perform well with a 13% increase in sales volume and an 8% increase in pounds at retail,” Mr. Sanfilippo noted. “In addition to record earnings, we were again successful in generating cash from our operations in fiscal 2017. As a result, we recently paid out our first ever annual dividend of $0.50 per share and supplemented that with a special dividend of $2.00 per share. These most recent dividend payments mark the sixth consecutive year that we have paid dividends to our stockholders,” Mr. Sanfilippo concluded.

The Company will host an investor conference call and webcast on Thursday, August 24, 2017, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 1-844-536-5471 from the U.S. or 1-614-999-9317 internationally and enter the participant passcode of 72576420. This call is being webcast by NASDAQ/OMX and can be accessed at the Company’s website at www.jbssinc.com.

The Company will be presenting at the Sidoti & Company Fall 2017 Conference at the Marriott Marquis in New York City on September 28, 2017. For more information, visit Sidoti’s website at http://www.sidoti.com/events.

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, a decline in sales of private brand products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to retain key personnel; (ix) the effect of the actions and decisions of the group that has the majority of the voting power with regard to the Company’s outstanding common equity (which may make a takeover or change in control more difficult), including the effect of any agreements pursuant to which such group has pledged a substantial amount of its securities of the Company; (x) the potential negative impact of government regulations and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (xi) uncertainty in economic conditions, including the potential for economic downturn; (xii) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xiii) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xiv) losses due to significant disruptions at any of our production or processing facilities; (xv) the inability to implement our Strategic Plan or realize efficiency measures, including controlling medical and personnel costs; (xvi) technology disruptions or failures; (xvii) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xviii) the Company’s ability to manage successfully the price gap between its private brand products and those of its branded competitors; and (xix) potential increased industry-specific regulation pending the U.S. Food and Drug Administration assessment of the risk of Salmonella contamination associated with tree nuts.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest® and Sunshine Country® brand names.

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Year Ended
	June 29, 2017 (13 weeks)	June 30, 2016 (14 weeks)	June 29, 2017 (52 weeks)	June 30, 2016 (53 weeks)
Net sales	$201,591	$231,538	$846,635	$952,059
Cost of sales	167,958	197,874	704,712	814,591

Gross profit	33,633	33,664	141,923	137,468

Operating expenses:
Selling expenses	12,452	12,000	49,392	51,114
Administrative expenses	9,565	9,258	34,187	35,042

Total operating expenses	22,017	21,258	83,579	86,156

Income from operations	11,616	12,406	58,344	51,312

Other expense:
Interest expense	816	876	2,910	3,492
Rental and miscellaneous expense, net	220	177	1,296	1,358

Total other expense, net	1,036	1,053	4,206	4,850

Income before income taxes	10,580	11,353	54,138	46,462
Income tax expense	3,856	4,076	18,013	16,067

Net income	$6,724	$7,277	$36,125	$30,395

Basic earnings per common share	$0.59	$0.65	$3.19	$2.71

Diluted earnings per common share	$0.59	$0.64	$3.17	$2.68

Cash dividends declared per share	$—	$—	$5.00	$2.00

Weighted average shares outstanding
— Basic	11,349,840	11,263,802	11,317,149	11,233,975

— Diluted	11,435,711	11,362,014	11,403,605	11,332,924

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	June 29, 2017	June 30, 2016
ASSETS
CURRENT ASSETS:
Cash	$1,955	$2,220
Accounts receivable, net	64,830	78,088
Inventories	182,420	156,573
Prepaid expenses and other current assets	4,172	5,292

	253,377	242,173

PROPERTIES, NET:	125,462	129,803

OTHER ASSETS:
Intangibles, net	—	1,369
Deferred income taxes	9,095	8,590
Other	10,125	9,227

	19,220	19,186

	$398,059	$391,162

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$29,456	$12,084
Current maturities of long-term debt	3,418	3,342
Accounts payable	50,047	43,719
Book overdraft	932	811
Accrued expenses	26,020	23,238

	109,873	83,194

LONG-TERM LIABILITIES:
Long-term debt	25,211	28,704
Retirement plan	20,994	22,137
Other	6,513	5,934

	52,718	56,775

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26
Common Stock	88	87
Capital in excess of par value	117,772	115,136
Retained earnings	123,190	143,573
Accumulated other comprehensive loss	(4,404)	(6,425)
Treasury stock	(1,204)	(1,204)

	235,468	251,193

	$398,059	$391,162